EXHIBIT 10.2


                           MASTER TRANSFER AGREEMENT


         THIS MASTER TRANSFER AGREEMENT is entered into as of the 30th day of March, 2000, by and among VISTEON CORPORATION, a corporation organized under the laws of Delaware, U.S.A., with offices at 5500 Auto Club Drive, Dearborn, Michigan 48126 ("Visteon"), and FORD MOTOR COMPANY, a corporation organized under the laws of Delaware, U.S.A., with offices at The American Road, Dearborn, Michigan 48121 ("Ford").

                                R E C I T A L S

         WHEREAS, Ford has determined it would be appropriate and beneficial to separate the activities now being conducted under the name "Visteon Automotive Systems, an enterprise of Ford Motor Company", including those activities conducted by any entity in which Ford, directly or indirectly, owns or controls 50% or more of its stock or other equity interests (a "Subsidiary") and by any entity in which Ford, directly or indirectly, owns or controls less than 50% but more than 20% of its stock or other equity interests (an "Affiliate") which is aligned with such enterprise, which presently includes the Chassis Systems, Climate Control Systems, Interior and Exterior Systems, Energy Transformation Systems, Glass Division, and the Visteon Technology Office (collectively, with historic operations, including the former Automotive Products Operations, Automotive Components Division, Electronics, Plastics and Trim, Climate Control, Chassis, Electrical and Fuel Handling, and Glass Divisions, the "Business");

         WHEREAS, Ford has concluded that the separation of the Business from its automaking business would (i) alleviate competitive barriers to expanding the Business beyond sales to Ford, Ford Subsidiaries and Ford Affiliates, (ii) allow Ford to overcome competitive barriers to making purchases from third-party automotive suppliers, and (iii) enhance the Business' ability to attract employees and permit the Business to offer employee incentives more directly tied to the performance of the Business;

         WHEREAS, Ford has caused Visteon to be formed for the purpose of carrying on and conducting the Business;

         WHEREAS, Ford desires to transfer to Visteon certain entities and assets of Ford (or its Subsidiaries) now devoted to the Business and to have Visteon assume certain liabilities associated with the Business, as are more particularly described below (the "Transfer");

         WHEREAS, Visteon wishes to acquire such entities and assets from Ford and is therefore willing to assume said liabilities;

         WHEREAS, after the Transfer, the parties intend to either (i) effect an initial public offering of shares of common stock of Visteon ("IPO"), have Visteon distribute the proceeds of such offering to Ford, and use the proceeds of such offering to pay Ford's creditors or

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shareholders, or (ii) not effect an IPO, but in either case, Ford intends to effect a distribution of all of the shares of Visteon stock then owned by Ford to Ford's shareholders (the "Distribution");

         WHEREAS, the parties intend that the transactions contemplated by this Agreement (including the intended Distribution) shall be treated as tax-free transactions under Sections 351, 368(a) and 355 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, in connection with the transactions contemplated by the parties, and in order to support the purposes contemplated thereby, Ford and certain of its Subsidiaries and Affiliates are entering into several ancillary agreements with Visteon and its Subsidiaries and Affiliates, including, without limitation, a Master Separation Agreement between Ford and Visteon, a Tax Sharing Agreement between Ford and Visteon, an Hourly Employee Assignment Agreement between Ford and Visteon, an Employee Transition Agreement between Ford and Visteon, Information Technology Services Agreement between Ford and Visteon, a Purchase and Supply Agreement between Ford and Visteon, an Aftermarket Relationship Agreement between Visteon and the Automotive Consumer Services Group of Ford, a Patent Cross-License Agreement, between Visteon Global Technologies, Inc. ("VGTI") and Ford Global Technologies, Inc. ("FGTI"), a Technology Cross-License Agreement between VGTI and FGTI and various real estate leases. (The foregoing agreements described above are collectively referred to as the "Ancillary Agreements.")

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.  TRANSFERS TO VISTEON.

      Ford shall assign, transfer, and convey to Visteon all of Ford's right, title and interest in and to the following properties and assets relating to the Business as a capital contribution (collectively, the items listed in Section 1 (a) through (l) are referred to as the "Visteon Assets"):

         (a) Capital Stock. All of the capital stock owned by Ford in the entities listed in Exhibit 1(a) attached hereto, to be effective as of the dates specified on such Exhibit 1(a).

         (b) Membership Interests. Ford's entire membership interest in the entities listed in Exhibit 1(b) attached hereto, to be effective as of the date specified on such Exhibit 1(b).

         (c) Joint Ventures. Effective as of 12:01 a.m., Eastern Standard Time, on April 1, 2000, (the "US Transfer Date"), Ford's equity interest (including Ford's membership interest or capital stock and Ford's interest in all related joint venture agreements) in the entities listed in Exhibit 1(c) attached hereto.

         (d) Owned Real Property. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, all of Ford's right, title and interest in and to the real property located and identified in Schedule A, attached hereto, and all buildings, improvements and appurtenances thereto.

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         (e) Leased Real Property. Effective as of 12:01 a.m., Eastern Standard
Time, on the US Transfer Date, the leasehold interests in real property held by Ford under leases identified in Schedule B, attached hereto.

         (f) Owned Tangible Personal Property. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, except as otherwise provided herein, all tangible personal property, including all equipment, machinery, vehicles, leasehold improvements, furniture, fixtures, signs, inventories, tools (other than customer owned tools) and other personal property owned by Ford and (i) reflected on the combined balance sheet for the Business as of March 31, 2000, as prepared by Ford (the "Balance Sheet"), including assets written off or expensed but still used exclusively by the Business, or (ii) which are located on the properties referred to in Schedules A and B and used exclusively in the Business, provided, however, with respect to inventories, including raw materials, stores, spare parts, containers, work in process, finished goods and other supplies and materials, those (A) located on the properties referred to in Schedules A and B or in transit to or from such locations or in the possession of the suppliers of the Business as of the US Transfer Date and (B) either reflected on the Balance Sheet or used exclusively in the Business, are included, or (iii) used exclusively in the Business, wherever located, to the extent that Visteon identifies and requests, in writing prior to October 1, 2000, such assets from Ford and Ford determines such assets are not useful to Ford for its operations. In the event Visteon requests assets pursuant to clause (iii) immediately above, and Ford determines not to transfer any such assets, Visteon will be provided with the use of such assets under the terms of the Master Separation Agreement for the provision of transitional services. The Balance Sheet will be prepared using the same accounting principles under which the balance sheet of the Business, at December 31, 1999, was prepared.

         (g) Leased Personal Property. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, except as otherwise provided herein, all leasehold interests in equipment, vehicles, machinery, furniture, fixtures, signs and other tangible personal property held by Ford and used exclusively in the Business as of the US Transfer Date.

         (h) Contract Rights and Other Intangible Property. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, except as otherwise provided herein, (i) cash, accounts receivable, accruals, interests as beneficiary under letters of credit, prepaid expenses, deposits and other retentions held by third parties owned by Ford and reflected on the Balance Sheet, and (ii) Ford's rights under all contracts, agreements, licenses, equipment leases, sales orders, purchase orders, understandings, arrangements, plans and documents relating to the Business and existing on the US Transfer Date, together with the right to purchase goods and services under existing blanket purchase orders of Ford relating to the Business.

         (i) Claims. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, claims, causes of action, rights of recovery, rights of set off and rights of subrogation to the extent they are related to the Visteon Assets, the Visteon Liabilities or the Business. Visteon acknowledges that Ford has entered into settlements with its insurance carriers with respect to

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existing and future environmental conditions and claims and Visteon has been allocated $15 million of the proceeds of such settlements. Neither Ford nor Visteon have any remaining rights under those policies to make claims and Visteon agrees that it will not attempt to make any claims under such policies.

         (j) Permits. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, except as otherwise provided herein, and the rights of Ford under all licenses, franchises, permits, authorizations and approvals used exclusively in the Business.

         (k) Intellectual Property. Effective as of 12:01 a.m., Eastern Standard Time, on the US Transfer Date, the name "Visteon" and associated logo, and all the trademarks (including the applications and registrations for trademarks) listed on the attached Schedule D, together with all goodwill and going concern value of the Business.

         (l) Records. Financial, accounting and operating data and records relating exclusively to the Business and located in the locations listed on Schedules A or B, or at the Dearborn Glass Plant, or located in record storage locations maintained by Ford and sent to storage by personnel associated with the Business, including, without limitation, books, records, electronic data, financial and corporate systems manuals, notes, sales and sales product data, advertising materials, credit information, cost and pricing information, customer and supplier lists, facility blueprints and plant layouts. Additionally, Ford shall transfer to Visteon all minute books, stock ledgers, and other corporate documents of Visteon Subsidiaries and Visteon Affiliates, to the extent in the possession of Ford. In addition, Visteon may copy any other records relating to the Business in the possession of Ford, at Visteon's expense.

2.     OTHER TRANSFERS AND ACTIONS.

         (a) Ford has or will assign, transfer, and convey the properties and assets listed on Exhibit 2(a), attached hereto, to the applicable Visteon Subsidiaries by the dates specified on such exhibit;

         (b) In addition, Ford has caused or will cause the actions listed on
Exhibit 2(b), attached hereto, to be taken by its Subsidiaries by the dates specified on such exhibit;

         (c) As a result of the transfers described in this Agreement, the parties acknowledge and agree that Visteon will also have an indirect interest in the entities listed on Exhibit 2(c) attached hereto; and

         (d) Each entitiy that is to be transferred under Section 1 above or is described in Exhibits 2(a), 2(b) or 2(c) will be operated for the benefit of Visteon on and after the US Transfer Date.


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3.       EXCLUDED ASSETS.

         Notwithstanding anything, express or implied, to the contrary contained herein, the following properties, assets and rights used in, or related to, the Business are excluded from the Transfer:

         (a) Certain real property and related improvements thereon known as the Dearborn Glass Plant (provided Visteon will be given the right to continue to occupy such plant until July 31, 2000 as it winds up operations in accordance with the applicable lease agreement) and the Canton Forge Plant and the vacant land associated therewith;

         (b) All of the assets primarily associated with Ford's telecommunications network, such as the Ford Communications Network, that are located at any of the Visteon facilities;

         (c) Tooling which is owned by Ford or other third party customers and is not carried on the Balance Sheet, wherever located;

         (d) Vehicles provided by Ford or Ford Motor Credit Company for use by the Business and not carried on the Balance Sheet, including management lease, executive, commercial, sales, pool, prototype and quality focus test fleet vehicles;

         (e) All blanket purchase orders issued by Ford with respect to goods and services purchased both for the Business and for other operations at Ford (with the understanding that Ford will continue to provide the benefit of existing blanket purchase orders to the Business, at the cost of Visteon with respect to such goods and services); and

         (f) All contracts and agreements of Ford relating to employees of the Business, including, without limitation, collective bargaining agreements, employee benefit plans, and other commitments to such employees, subject to the terms of the Hourly Employee Assignment Agreement and the Employee Transition Agreement.

4.       ASSUMED LIABILITIES.

         (a) General Assumption. Except as otherwise specifically retained by Ford in writing, including those retained in this Section 4, Section 5 below and in any Ancillary Agreement, Visteon will, as of the US Transfer Date, assume, and agrees to perform, the debts, liabilities, guarantees, indemnities, contingencies, and obligations of Ford, whether asserted or unasserted, fixed or contingent, accrued or unaccrued, known or unknown, and howsoever arising, relating to the Business, that are (i) reflected in the Balance Sheet and which remain outstanding on the US Transfer Date, (ii) arise in connection with the Business between the date of the Balance Sheet and the US Transfer Date and would be reflected on the financial statements of Visteon as of the US Transfer Date if such statements were prepared as of the US Transfer Date in accordance with the same accounting principles on which the Balance Sheet was prepared,
(iii) are expressly provided by this Agreement, any Ancillary Agreement or other

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written agreement signed by Visteon in connection with the Separation (as hereafter defined) to be transferred to and assumed by Visteon, or (iv) are related to or arise out of or in connection with the Visteon Assets or the Business, whether before or after the date of the Balance Sheet (collectively referred to as the "Visteon Liabilities").

         (b) Limitations on General Assumption. Notwithstanding the foregoing,the Visteon Liabilities are subject to and shall not be deemed to include any item specifically excluded or retained by Ford pursuant to this
Section 4(b).

                   (i) Product Liability. All liabilities for any causes of action, however presented, alleging that parts, components or systems that have been (i) manufactured by the Business or (ii) manufactured by a third party, whether sold or otherwise supplied separately, or incorporated into components or systems of the Business ("Visteon Products"), in each case, which have been sold or otherwise supplied by the Business, have caused personal injuries, injuries to property or other damages regardless of the theory of liability on which the claim is based ("Visteon Product Claims") to the extent that such parts, components or systems were provided to Ford or Ford Subsidiaries for model year 1996 and before, will be retained by Ford. Visteon's liability for all other Visteon Product Claims for parts, components or systems supplied to Ford or Ford Subsidiaries for vehicles in model year 1997 and thereafter will be governed in accordance with the terms of Ford's global purchase order terms and conditions promulgated by Ford with respect to its supply contracts with third parties as in effect at the time such parts, components or systems were delivered, as customarily applied to Tier 1 suppliers in the automotive parts industry by Ford.

                  (ii) Warranty and Recall. All Visteon Products, in each case, which have been sold or otherwise supplied by the Business for use in model year 1997 vehicles (or later model years) manufactured or sold by Ford or Ford Subsidiaries are deemed to be subject to the warranty provisions of the global purchase order terms and conditions promulgated by Ford with respect to its supply contracts with third parties as in effect at the time such parts, components or systems were delivered. Visteon agrees it will be liable to Ford and the Ford Subsidiaries for all warranty claims for such parts, components or systems to the same extent as another Tier 1 supplier would be liable if it had supplied such parts, components or systems, and Ford agrees it will apply the same customary practices to Visteon as Ford applies to other Tier 1 suppliers in the automotive parts industry.

                 (iii) Environmental Claims. The Visteon Liabilities include any existing or future Environmental Claims to the extent they relate to or arise from the ownership of or operations on (at any time) the sites listed on Schedules A and B (other than the Monroe Plant, which is treated separately below). In addition, the Visteon Liabilities include the Environmental Claims listed on the attached Schedule E, to the extent of the allocation of such claim to Visteon reflected on such Schedule. Notwithstanding anything to the contrary herein, Ford shall retain, and Visteon will have no liability for, any Environmental Claims which relate to or arise from (A) the ownership of or operations on (at any time) the sites listed on the attached Schedule C or (B) Ford's allocation of

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         liability as reflected on Schedule E. Each party shall have the control over any investigation, remediation activities, litigation or claim process relating to the sites for which it has full responsibility hereunder. For sites with shared liability, control will be given to the party with the majority of the liability. For purposes of this Agreement, the following definitions apply:

         "Environmental Claims" shall mean any cleanup, response or removal activities or any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigation costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of or resulting from: (i) the presence or release, or threatened release, of any Hazardous Substance; (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) on-site or off-site disposal or dumping activities.

         "Environmental Law" shall mean any and all applicable laws (including all common law, consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any governmental authority) issued, promulgated or entered into by any governmental authority relating to the environment or the protection or preservation of human health or safety.

         "Hazardous Substance" shall mean any pollutant, hazardous, acutely hazardous, or toxic substance, waste or contaminant, or any other material, including, without limitation, petroleum hydrocarbons and asbestos, regulated under any Environmental Law.

                  (iv) Monroe Environmental Claims. All liability for Environmental Claims relating to the ownership or operations of the Monroe, Michigan plant will be subject to the agreement of the parties set forth on the attached Schedule F.

                   (v) Current Claims. The Visteon Liabilities specifically include, without limitation, the existing litigation identified on Schedule G, attached hereto.

                  (vi) Intellectual Property. Except as provided on the attached Exhibit I, for any causes of action, however presented, alleging that Visteon Products infringe or otherwise violate the intellectual property interests of others ("IP Claims"), (A) for Visteon Products sold or supplied to Ford or Ford Subsidiaries on or prior to July 31, 1999, liability shall be retained by Ford, (B) Visteon will be liable for such IP Claims related to Visteon Products sold or supplied to Ford or Ford Subsidiaries after July 31, 1999, to the same extent as other Tier 1 suppliers would be liable if they had supplied such parts, components or systems to Ford, and (C) for Visteon Products sold to third parties at any time, any liability will be included in the Visteon Liabilities. Ford and Visteon agree to cooperate to establish defenses against liabilities arising from sales to Ford and identify any licenses to Ford or Visteon which would be useful in such defenses.

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                 (vii) Topics Not Covered. The parties have reached agreement with respect to certain Visteon Liabilities in the area of employee matters which are covered in the Hourly Employee Assignment Agreement and the Employee Transition Agreement. They have also entered into certain other agreements with respect to taxes which are covered in the Tax Sharing Agreement.

         (c) The parties acknowledge and agree that they have undertaken a good faith effort to identify all material outstanding liabilities of the Business pertaining to the substantive areas identified in Section 4(b) above. To the extent that, subsequent to the US Transfer Date, and prior to December 31, 2001, the parties discover additional material liabilities or potential material liabilities of the Business relating to pre-Transfer events, actions or occurrences, in the areas governed by subsections (iii), (v), (vi) or (vii) of Section 4(b), or the business operations of the Business, the parties undertake that they will consider a mutually agreeable allocation of responsibility for such items. However, nothing herein obligates Ford to accept any such liability and Ford will only be liable to the extent it signs a written agreement accepting all or a portion of the liabilities. The parties agree that they will consider such allocation through meetings of persons with appropriate decision making authority, and in no event will the parties be required to pursue the matter beyond the Vice President level of authority. For purposes of this section, a claim (or series of related claims) must have a potential exposure exceeding $50,000,000 (including defense costs) to be considered material.

5.       RETAINED LIABILITIES/CONFLICTS.

         (a) Retained Liabilities. Notwithstanding anything to the contrary contained in Section 4 hereof, Visteon shall not assume any obligation or liability of Ford with respect to the following (collectively referred to as the "Retained Liabilities"): (i) cases or claims arising out of the production or sale of thick film ignition modules which were sold prior to the US Transfer Date, including, without limitation, those listed on Schedule H hereto, (ii) Michael Jones, et al. v Ford Motor Company, filed on June 9, 1993 in U.S. District Court, District of Minnesota, alleging race discrimination, (iii) J.
A. Jones Co. v Ford, filed in July, 1999 in U.S. District Court, Eastern Division, Michigan regarding construction litigation arising out of environmental remediation of environmental site at Monroe, Michigan, and (iv) liabilities of the Business explicitly retained by Ford with respect to such matters as are identified in Section 4(b) above, in any Ancillary Agreement or in any other writing between the parties.

         (b) Conflicts. The parties acknowledge and agree that, except to the extent this Agreement specifically provides that other agreements control (such as employment and tax matters), the allocation of liabilities between the parties and their respective Subsidiaries and Affiliates in connection with the transfer of the various parts of the Business as contemplated in Sections 1 and 2 above, will be governed and controlled by the principles of allocation set forth in Section 4 hereof, with appropriate changes for fact specific differences, as agreed to by the parties, such as the applicable locations of the Business, and any specific litigation or other claims identified in the agreement which are peculiar to that Subsidiary or Affiliate or the laws of

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the applicable jurisdiction. In that regard, that parties acknowledge that
Exhibit E contains a description of existing global environmental liabilities that apply to certain Visteon Subsidiaries as well as to Visteon itself and this list will control over general assumption language in any other agreements. In accordance with the foregoing, this Agreement supersedes any prior or subsequent agreements executed in connection with the Transfer to the contrary and Ford and Visteon agree that they will each cause their respective Subsidiaries to abide by these allocation principles, regardless of the actual wording of the operative transfer documents.

6.       COVENANTS.

         (a) Ford agrees that to the extent that Ford has not transferred to Visteon all of the assets needed to conduct the Business as conducted immediately prior to the US Transfer Date, Ford will provided transitional services to Visteon which are necessary for the conduct of the Business on such date, with the exception of services which Ford would not be legally permitted to provide to Visteon (or its Affiliates) from time to time. The terms under which such transitional services will be provided are to be set forth in the Master Separation Agreement between Ford and Visteon. Visteon further agrees that to the extent Ford or a Ford Subsidiary or Ford Affiliate has guaranteed any obligations of a Visteon Subsidiary or Visteon Affiliate ("Ford Guaranty"),
(i) Visteon will execute a guaranty of such obligations as requested by Ford,
(ii) Visteon will take reasonable steps to release Ford (or the applicable Ford Subsidiary or Ford Affiliate) from any Ford Guaranty, and (iii) Visteon indemnifies Ford and any applicable Ford Subsidiary or Ford Affiliate for any claims made on a Ford Guaranty.

         (b) Visteon agrees to take such steps to replace any indemnities, bonds or other assurances given by Ford (or Ford Subsidiaries that are not Visteon Subsidiaries) to any governmental authorities for the Business, including those issued in connection with environmental permits and licenses, and customs and import/export laws, as soon as practicable, but in any event, on or before December 31, 2000, and will be liable to Ford for any claims made against such indemnities, bonds or assurances by such authorities relating to the Business. Ford acknowledges that until such indemnities, bonds or other assurances are replaced, it will continue to honor them subject to Visteon's foregoing agreement.

         (c) Ford agrees that it will, and will cause its Subsidiaries to, not pursue any product liability and warranty and recall claims against Visteon, the Visteon Subsidiaries and Visteon Affiliates transferred to Visteon as part of the Transfer to the extent Ford would have no claim against Visteon under the allocation of liabilities set forth in Sections 4(b)(i) and (ii) if Visteon had supplied the parts, components or systems.

         (d) It is anticipated by the parties that Ford and Visteon, either directly or indirectly through their respective Subsidiaries or Affiliates, may provide services to the other which involve the discharge of waste (i) generated by Visteon, Visteon Subsidiaries or Visteon Affiliates from Ford controlled facilities under environmental permits issued to Ford or (ii) generated by Ford, Ford Subsidiaries or Ford Affiliates from Visteon controlled facilities under environmental permits issued to Visteon, Visteon Subsidiaries or Visteon Affiliates. Visteon agrees that it will reimburse Ford for any Losses (defined in Section 7 below) resulting from any

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violations of such environmental permits issued to Ford, a Ford Subsidiary or a
Ford Affiliate caused by changes in the discharge of waste associated with the operations of Visteon, any Visteon Subsidiary or any Visteon Affiliate, as applicable, to the extent the violation is caused by such discharge. Ford agrees that it will reimburse Visteon for any Losses resulting from any violations of such environmental permits issued to Visteon, a Visteon
Subsidiary or a Visteon Affiliate caused by changes in the discharge of waste associated with the operations of Ford, any Ford Subsidiary or any Ford Affiliate, as applicable, to the extent the violation is caused by such discharge. To the extent a violation is caused by actions of both parties, the liability will be split proportionally to the amount of changes made by the parties. The parties intend to investigate and identify sites that this will apply to and enter into an agreement to cover these situations in more detail.

         (e) A certain press located at the Monroe, Michigan plant ("Monroe Facility") and identified as TLSE 3000 Transfer Press, Vendor/Mfg.: Verson, Tag No. F733872 (the "Monroe Press") is leased by Ford pursuant to a Lease dated as of August 15, 1991, between Ford, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustees for AT&T Capital Holdings International Inc. [Equipment Trust No. 1991 F] (the "ATT Lease"). The ATT Lease covers various equipment used by Ford at other locations as well as the Monroe Press. Ford will retain its leasehold interest in the Monroe Press and the Monroe Press will be located at its present location at the Monroe Facility. If Ford becomes the legal owner of the Monroe Press in the future, Ford will be deemed to automatically transfer title to the Monroe Press to Visteon, all at no charge to Visteon. Visteon, as transferee of legal title to the Monroe Facility, acknowledges and agrees with respect to the Monroe Press: (i) the Monroe Press is subject to the ATT Lease subject to the Lessor Parties' interests, inspection, and other rights, including rights to exercise remedies under the ATT Lease and the Indenture (including the remedy to repossess the Monroe Press), (ii) Visteon will not move the Monroe Press from the Monroe Facility without Ford's written consent, (iii) Visteon has not and will not subject the Monroe Press to any liens, (iv) Visteon will not interfere with the Lessor Parties' rights to the Monroe Press, and (v) Visteon will maintain and repair the Monroe Press, and will otherwise abide by the terms of the ATT Lease that apply to the Monroe Press and its use thereof. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the ATT Lease.

         (f) Ford is pursuing a license from Bosch for the ETC Microprocessor Monitor (i.e., Quizzer), and Ford agrees to make a license inquiry on behalf of Visteon as well.

7.       INDEMNIFICATION.

         (a) Visteon agrees to indemnify and save and hold harmless Ford, all Ford Subsidiaries and all Ford Affiliates, and the officers, directors, employees, agents, consultants, attorneys, accountants and other representatives thereof (collectively, the "Ford Indemnitees") from and against any damages, liabilities, obligations, losses, investigation and remediation of Environmental Claims, penalties, claims, actions, disputes or settlements (collectively, "Losses"),

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arising out of or resulting from or in connection with (i) any Visteon
Liabilities or other obligations or liabilities assumed by Visteon or any entity controlled by Visteon (collectively, the "Visteon Group") pursuant to this Agreement or any other agreement executed by Visteon or any member of the Visteon Group in connection with the legal separation of the Visteon Group as contemplated in this Agreement and the offering and/or distribution of the shares of Visteon (collectively, the "Separation"), (ii) any failure of any of the Visteon Group to perform any agreement or covenant contained herein or therein, (iii) the costs of operating, maintaining and carrying any Restricted Interests during the Restricted Period (defined below), and (iv) any tax consequences suffered by the Ford Group as a result of the failure of the transfer of any Restricted Interests (defined below) to be treated, for U.S. federal income tax purposes, as transfers to Visteon as of the date on which Visteon International Holdings, Inc. is transferred to Visteon. Visteon agrees to reimburse, or cause a member of the Visteon Group to reimburse, each of the Ford Indemnitees for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any Loss.

         (b) Ford agrees to indemnify and save and hold harmless Visteon, all Visteon Subsidiaries and all Visteon Affiliates, and the officers, directors, employees, agents, consultants, attorneys, accountants and other representatives thereof (collectively, the "Visteon Indemnitees") from and against any Losses, arising out of or resulting from or in connection with (i) any Retained Liabilities or other obligations or liabilities of Ford or any entity controlled by Ford (collectively, the "Ford Group") not assumed by Visteon or any member of the Visteon Group pursuant to the Agreement or any other agreement executed by Visteon or any member of the Visteon Group in connection with the Separation, (ii) any Environmental Claims arising from ownership or operation of the plant in Lansdale, Pennsylvania which has been shut down by Ford Electronics and Refrigeration LLC, or (iii) any failure of any of the Ford Group to perform any agreement or covenant contained herein or therein. Ford agrees to reimburse, or cause a member of the Ford Group to reimburse, each of the Visteon Indemnitees for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any Loss.

         (c) The Ford Indemnitees or the Visteon Indemnitees (in either case, an "Indemnitee"), as applicable, shall promptly give the party giving the indemnification (the "Indemnifying Party") written notification of any third party claim or any other indemnification claim, together with a copy of any legal pleadings or other written demands from such third party, if applicable; provided, however, that the failure to give such notice will not relieve an Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice. In particular, in case of any investigation or audit, the Indemnitees shall inform the Indemnifying Party at the beginning of such investigation or audit, to the extent practical, so that the Indemnifying Party may participate therein.

         (d) Except where a Ford Indemnitee has reserved or been given the right to manage or defend a Loss or claim in a written instrument signed by Visteon (or other member of the Visteon Group involved in such Loss or claim), Visteon shall be entitled, at its own expense, to conduct the defense of any third party claim with counsel of its own choice. However, the respective

Ford Indemnitees shall always be entitled to participate in such defense with counsel of their own choice and at their own expense and Visteon will cooperate with the Ford Indemnitees and will consult with the Ford Indemnitees (and give reasonable consideration to all proposals and suggestions made by the Ford Indemnitees in connection with all material matters arising in the conduct of such defense). The Ford Indemnitees shall comply with Visteon's instructions in the defense unless the Ford Indemnitees believe the instruction to be unreasonable. The Ford Indemnitees will use reasonable efforts to mitigate the amount of any Losses that may give rise to indemnification hereunder. In the event the Ford Indemnitees have the right to manage or defend the Loss, the involved member of the Visteon Group shall always be entitled to participate in such defense with counsel of its own choice and at its own expense and the Ford Indemnitees will cooperate with the Visteon Group and will consult with the Visteon Group (and give reasonable consideration to all proposals and suggestions made by the Visteon Group) in connection with all material matters arising in the management of such Loss or conduct of such defense.

         (e) The Visteon Group may not settle any other third party claims covered by this Section without the prior written consent of the Ford Indemnitees involved therein and the Ford Group may not settle any other third party claims covered by this Section without the prior written consent of the Visteon Indemnitees involved therein; except, in either case, if such settlement is solely for money damages and the applicable Indemnitees are reasonably satisfied that the responsible party will directly pay such amount in full.

         (f) For tax purposes, the parties agree to treat any payment pursuant to this Section as a capital contribution by Ford to Visteon or a distribution by Visteon to Ford made in the last taxable period beginning before the Distribution and, accordingly, as not includible in the taxable income of the recipient or deductible by the payor.

         (g) A party's liability with respect to any Loss for which an Indemnitee actually recovered amounts from third parties (including, without limitation, proceeds under any policy of insurance available for the purpose) shall be reduced to the extent of the amounts actually recovered. A party's Loss shall not include any consequential damages or lost profits that may be suffered by such party. The parties will also take into account the time cost of money (using the then-current LIBOR, or any replacement index, as the applicable rate) in determining amount of the Loss suffered by the any Indemnitee.

         (h) The amount of any Loss for which indemnification is provided under this Agreement shall be first reduced by the tax benefit (determined in the reasonable judgment of the Indemnitee) to any Indemnitee of the applicable loss item, and such net loss amount shall then be increased to take account of the net tax cost, including interest and penalties (the "Tax Cost"), if any, incurred by an Indemnitee arising from the receipt or accrual of an indemnity payment hereunder (grossed up for such increase). The computation of such Tax Cost shall reflect the hypothetical tax consequences of the receipt or accrual of any indemnity payment, defined using the maximum statutory rate (or rates, in the case of an item that affects more than one tax) applicable to the Indemnitee for the relevant taxable periods, and reflecting, for example, the effect of the deductions available for interest paid or accrued and for taxes such as state and local income taxes. Any indemnity payment hereunder shall initially be made without regard to this paragraph (h) and shall be increased or reduced to reflect any such Tax Cost (including gross-up) only after the Indemnitee has actually realized or received such cost. The amount of any Tax Cost payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for taxes, and payments between Ford and Visteon to reflect such adjustment shall be made if necessary.

         (i) Ford has the right to offset any amounts owed by Visteon, any Visteon Subsidiary or any Visteon Affiliate to any member of the Ford Group against any amounts owed by Ford to Visteon pursuant to this Section 7. Visteon has the right to offset any amounts owed by Ford, any Ford Subsidiary or any Ford Affiliate to any member of the Visteon Group against any amounts owed by Visteon to Ford pursuant to this Section 7.

         (j) For purposes of this Agreement, the term "controls" or "controlled" means the possession, directly or indirectly, of the power to direct or cause management to direct the policies of an entity, whether through the ownership of equity, by contract or otherwise. "Visteon Subsidiary" means any entity that is or would be a subsidiary of Visteon after the completion of the transactions described in Section 1 or described on Exhibits 2(a), 2(b) or 2(c). "Visteon Affiliate" means any entity that is or would be an Affiliate of Visteon after the completion of the transactions described in Section 1 or described on Exhibits 2(a), 2(b) or 2(c). "Ford Subsidiary" means any Subsidiary of Ford, other than Visteon or a Visteon Subsidiary. "Ford Affiliate" means any Affiliate of Ford other than a Visteon Affiliate.

8.      FURTHER ASSURANCES/EFFECT OF ASSIGNMENTS.

         (a) Each party shall execute and deliver to the other such undertakings, assumption agreements, assignments, deeds, leases, bills of sale, stock certificates, endorsements, notices, consents and other instruments as shall be necessary or appropriate to transfer, convey or assign the those properties, assets and interests of the Business as are described in Sections 1 and 2 hereof to be transferred to Visteon or any Visteon Subsidiary and for Visteon to carry out and perform its obligations under this Agreement. Further, the parties agree that they shall undertake such further actions, consistent with the terms of this Agreement and the Ancillary Agreements, as may be reasonably necessary to assure that Visteon has access to the assets and services needed to conduct the Business in substantially the same manner as conducted on the US Transfer Date, subject to the time limitations in the Master Separation Agreement or other Ancillary Agreement for transitional services. If any assets are transferred to Visteon as part of the Separation which are not part of the Visteon Assets described herein, then Visteon will reconvey such assets to Ford, at the request and expense of Ford.

         (b) To the extent that any interest in the shares, equity, interests, contracts, lease permits, or other assets, properties, rights, or interests comprising a part of the Transfer is not capable of being assigned, transferred, or conveyed without the consent, waiver, or authorization of a third party to such transfer or conveyance, or if an attempted assignment, transfer, or conveyance would constitute a breach of any of the contracts, lease permits, or other assets, properties, rights, or interests, or a violation of any law, statute, decree, rule, regulation, or other governmental edict or is not immediately practicable, then this Agreement shall not constitute an assignment, transfer, or conveyance of such interest, or an attempted assignment, transfer, or conveyance of such interest (collectively, the "Restricted Interests"). The entire beneficial interest in any asset or entity subject to a restriction as described above, and any other interest in such asset or entity, which are transferable notwithstanding such restriction, shall be deemed transferred. To the extent that the consents, waivers, and authorizations referred to above are not obtained by Ford or Visteon, or until the impracticalities of transfer referred to therein are resolved to Visteon's reasonable satisfaction, Ford shall use commercially reasonable efforts, at the expense of Visteon to (i) provide to Visteon the benefits and burdens of any Restricted Interests (including, without limitation, the benefit of all voting rights related to any Restricted Entity, as defined below), and (ii) enforce, at the request of Visteon for the account of Visteon, any rights of Ford arising from any Restricted Interests (including the right to elect to terminate such Restricted Interest in accordance with the terms thereof upon the advice of Visteon). In addition, from the time during the period commencing on the latest date such Restricted Interest was to have been transferred under the terms of this Agreement and terminating at the close of business on the date such Restricted Interests are legally transferred (the "Restricted Period"), Ford will give Visteon exclusive rights to manage the Restricted Interests (including the right to run operations without consultation with Ford) until such time as the Restricted Interests are legally transferred. In the event that prior to the transfer of a Restricted Interest, the legal holder of such Restricted Interest is the subject of any bankruptcy action, assignment for the benefit of creditors or other insolvency proceeding, then such Restricted Interest will be deemed to be legally transferred immediately prior to the onset of such proceeding, regardless of any restrictions.

         (c) In the event that a Restricted Interest applies to the transfer of Ford's or a Ford Subsidiary's interest in a legal entity ("Restricted Entity"), then during the Restricted Period, if the Restricted Entity makes any distributions to Ford or a Ford Subsidiary (collectively, the "Ford Entity") with respect to profits, or in liquidation or otherwise, whether in cash or in kind, the Ford Entity shall (i) within 60 days following receipt of the distribution, remit the amount of any such cash distributions by wire transfer in the currency in which such distribution was received to an account designated by Visteon, and (ii) with respect to any in-kind distributions, take all steps reasonably necessary to cause the transfer, by no later than 60 days following the date of such distribution to the Ford Entity, of all of Ford's right and title to and interest in each such distribution to Visteon. Visteon shall bear the costs and expenses incurred in connection with the transfer of such distributions. In the event that, at any time during the Restricted Period, (I) the Ford Entity is obligated to make a capital contribution (whether in cash or in kind) with respect to, or other payment arising out of its ownership of, the Restricted Entity, or (II) any indemnification obligation of Visteon becomes payable because of its management of the Restricted Entity, Visteon shall remit the amount of any such capital contribution or indemnification obligation by wire transfer to an account designated by Ford within 60 days following receipt by Visteon of notice of such obligation from Ford. In the event that any obligation of the Ford Entity arises hereunder with respect to an in-kind capital contribution by the Ford Entity, the amount to be remitted by Visteon hereunder with respect to such capital contribution shall equal the fair market value of such in-kind contribution, and, notwithstanding the foregoing, shall, in the event the parties are unable to agree on the fair market value of the contribution, be remitted within 30 days following the issuance of an appraisal by the independent appraiser mutually agreeable by Ford and Visteon.

9.       EMPLOYEES.

         It is contemplated that certain employees of Ford assigned to the Business shall become employees of Visteon. The transition of such employees to Visteon is provided for in the Employee Transition Agreement. In addition, Ford will provide certain other employees to Visteon under the terms of the Hourly Employee Assignment Agreement.

10.      MISCELLANEOUS.

         (a) This Agreement, including all Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. The covenants, representations, and indemnities of the parties herein shall survive the closing and the transfer of the Visteon Assets, and continue in full force and effect.

         (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

         (c) This Agreement is for the sole benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

         (d) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by fax with confirmation of receipt, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Ford:

         Ford Motor Company
         The American Road
         Dearborn, MI 48121
            Attention: Secretary
            Fax: (313) 337-9591

 If to Visteon:

         Visteon Corporation
         5500 Auto Club Drive
         Dearborn, MI

            Attention: General Counsel
            Fax: (313) 390-2718

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by fax or by overnight courier shall be deemed effective on the next business day. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day after such notice or communication was mailed.

         (e) This Agreement shall be binding upon and inure to the benefit of each party hereto and the respective successors and assignees of the parties. In no event will a party be released from their indemnity obligations without the written consent of the other party.

         (f) If a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

                  (i) The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a party hereto of any remedies to which such Party would otherwise be entitled.

                 (ii) If within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Dispute Resolution ("CPR") and to bear equally the costs of the mediation. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

                (iii) The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration, by a sole arbitrator.

                 (iv) Mediation or arbitration shall take place in the City of Dearborn, Michigan. Equitable remedies shall be available in any arbitration. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

         (g) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         (h) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         (i) The descriptive headings herein are for reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         ( j) No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Master Transfer Agreement to be executed by their fully authorized representatives as of the day and year first above written.


VISTEON CORPORATION


By:
  ---------------------------------
Name:  Dan R. Coulson
Title: Executive Vice President and
       Chief Financial Officer


FORD MOTOR COMPANY


By:
  ---------------------------------
Name:  Malcolm Macdonald
Title: Vice President and Treasurer

                           DEFINED TERMS


                     Affiliate                          Recitals
                     Ancillary Agreements               Recitals
                     ATT Lease                          Sec. 6(e)
                     Balance Sheet                      Sec. 1(c)
                     Business                           Recitals
                     Code                               Recitals
                     Controls                           Sec. 7(j)
                     CPR                                Sec. 10(f)(i)
                     Distribution                       Recitals
                     Environmental Claims               Sec. 4(b)(iii)
                     Environmental Law                  Sec. 4(b)(iii)
                     FGTI                               Recitals
                     Ford                               Introduction
                     Ford Affiliate                     Sec. 7(j)
                     Ford Entity                        Sec. 8(c)
                     Ford Group                         Sec. 7(b)
                     Ford Guaranty                      Sec. 6(a)
                     Ford Indemnitees                   Sec. 7(a)
                     Ford Subsidiary                    Sec. 7(j)
                     Fuchang                            Ex. 2(a), Sec. (xii)
                     Fu Hua                             Ex. 2(b), Sec. (vii)
                     Hazardous Substance                Sec. 4(b)(iii)
                     Indemnitee                         Sec. 7(c)
                     Indemnifying Party                 Sec. 7(c)
                     IPO                                Recitals
                     Losses                             Sec. 7(a)
                     Monroe Facility                    Sec. 6(e)
                     Monroe Press                       Sec. 6(e)
                     Retained Liabilities               Sec. 5(a)
                     Restricted Entity                  Sec. 8(c)
                     Restricted Interests               Sec. 8(b)
                     Restricted Period                  Sec. 8(b)
                     Separation                         Sec. 7(a)
                     Subsidiary                         Recitals
                     Subsidiary Transfer Date           Ex. 1(a), Sec. (i)
                     Tax Cost                           Sec. 7(h)
                     Transfer                           Recitals
                     UARCO                              Ex. 2(a), Sec. (C)(ix)
                     US Transfer Date                   Sec. 1(c)
                     VDH                                Ex. 2(a), Sec. (b)(v)
                     VGTI                               Recitals

                     VIHI                               Ex. 1(a), Sec. (i)
                     Visteon                            Introduction
                     Visteon Affiliate                  Sec. 7(j)
                     Visteon Assets                     Sec. 1
                     Visteon Group                      Sec. 7(a)
                     Visteon Indemnitees                Sec. 7(b)
                     Visteon Liabilities                Sec. 4(a)
                     Visteon Products                   Sec. 4(b)(i)
                     Visteon Product Claims             Sec. 4(b)(i)
                     Visteon Subsidiary                 Sec. 7(j)
                     VPCSI                              Ex. 2(a), Sec. (A)(vi)
                     Yan Feng                           Ex. 2(a), Sec. (C)(viii)